EXHIBIT 21

C2, INC.

SUBSIDIARIES

This exhibit sets forth the Registrant’s corporate subsidiaries at December 31, 2003 and their states of incorporation. These subsidiaries do business under their own corporate names and are included in the Consolidated Financial Statements.

Name	Jurisdiction of Incorporation	C2, Inc. Ownership
		Direct	Indirect
Dedicated Facility Solutions, LLC	Delaware		100%
TLC Holdings, Inc.	Wisconsin	100%
Total Logistic Control, LLC	Delaware	99%	1%
Zero Zone, Inc.	Wisconsin	100%
Zero Zone Refrigeration, Inc.	Minnesota		100%
TLC Resources, LLC	Delaware		100%